Exhibit 15.1

August 31, 2015

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE: FILING ON THE MARCH 31, 2015 AND JUNE 30, 2015 FORMS 10Q FOR TRUSTCO BANK CORP NY

Commissioners:

We are aware that our reports dated May 1, 2015 and August 7, 2015, on our reviews of the interim financial information of TrustCo Bank Corp NY for the three-month periods ended March 31, 2015 and 2014 and the three and six-months periods ended June 30, 2015 and 2014, respectively, included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2015, and June 30, 2015, are incorporated by reference in this Registration Statement on form S-8.

Yours very truly,

Crowe Horwath LLP